     As filed with the Securities and Exchange Commission on July 19, 2001
                                                Registration No. 333-64982


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________



                                AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  _______________



                           CHAMPION ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

            Michigan                                             38-2743168
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                          2701 Cambridge Ct., Suite 300
                          Auburn Hills, Michigan 48326
                                 (248) 340-9090
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                           John J. Collins, Jr., Esq.
              Senior Vice President, General Counsel and Secretary
                           Champion Enterprises, Inc.
                          2701 Cambridge Ct., Suite 300
                          Auburn Hills, Michigan 48326
                                 (248) 340-9090
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  _______________

                                    copy to:

                            D. Richard McDonald, Esq.
                               Dykema Gossett PLLC
                        39577 Woodward Avenue, Suite 300
                           Bloomfield Hills, MI 48304

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------


          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                                  -------------

                                   PROSPECTUS

                           CHAMPION ENTERPRISES, INC.

                               2,425,373 SHARES OF
                           COMMON STOCK, $1 PAR VALUE


          This prospectus offers 2,425,373 shares of common stock of Champion Enterprises, Inc. that may be sold from time to time in the market or in other transactions by certain selling shareholders named in this prospectus. No underwriters are involved in any sale of stock under this prospectus.

          Our common stock is traded on the New York, Chicago and Pacific Stock Exchanges under the trading symbol "CHB." On July 10, 2001, the closing price for the common stock as traded on the New York Stock Exchange was $10.50, as reported in The Wall Street Journal.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _____________________

                  The date of this Prospectus is July ___, 2001

          NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CHAMPION ENTERPRISES, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CHAMPION SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS .................................................................2
WHERE YOU CAN FIND MORE INFORMATION ...................................................2
USE OF PROCEEDS .......................................................................3
CAUTIONARY STATEMENT CONCERNING
      FORWARD-LOOKING STATEMENTS ......................................................3
CHAMPION ENTERPRISES, INC. ............................................................4
DESCRIPTION OF CAPITAL STOCK ..........................................................4
PLAN OF DISTRIBUTION ..................................................................5
SELLING SHAREHOLDERS ..................................................................6
LEGAL MATTERS .........................................................................7
EXPERTS ...............................................................................7


                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus provides you with a general description of the securities we may offer. The securities may be sold from time to time by the selling shareholders named in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

          Champion Enterprises, Inc. files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning Champion can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Champion. Champion's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange under the trading symbol "CHB." These reports, proxy statements, and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104

          This prospectus is part of a registration statement filed with the SEC by Champion. The full registration statement can be obtained from the SEC as indicated above, or from Champion.

          The SEC allows Champion to "incorporate by reference" the information it files with the SEC. This permits Champion to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. Champion incorporates by reference the documents listed below which have been filed with the SEC:

          -         Annual Report on Form 10-K for the year ended December 30,
                    2000

          - Quarterly Report of Form 10-Q for the quarterly period ended March 31, 2001


          - Current Reports on Form 8-K filed March 20, 2001, April 18, 2001, May 16, 2001, June 19, 2001, July 9, 2001 and July 19,
                    2001


          Champion incorporates by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 from the date of this prospectus until the termination of the offering of the securities covered by this prospectus.

          Any statement contained in a document incorporated by reference in this registration statement will be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this registration statement or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

          Champion will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to John J. Collins, Jr., Senior Vice President, General Counsel and Secretary at our principal executive offices, located at 2701 Cambridge Ct., Suite 300, Auburn Hills, Michigan 48326 (telephone number: (248) 340-9090).

                                 USE OF PROCEEDS

          The selling shareholders will receive all of the proceeds from the sale of the common stock offered under this prospectus.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          Some statements incorporated by reference in this document constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are subject to certain factors that could cause actual results to differ materially from those projected in the forward-looking statements. These factors are discussed in and are incorporated by reference to our most recently filed Form 10-K under the section entitled "Forward Looking Statements."

                           CHAMPION ENTERPRISES, INC.

          Champion Enterprises, Inc. is the world's largest homebuilder, with 49 manufacturing facilities in 16 states and two Canadian provinces. Since the company was founded in 1953, we have built more than 1.5 million homes. The homes are constructed in a quality-controlled environment at our off-site manufacturing facilities, sold through our national retailer network, then transported to the home site.

          We are also one of the industry's leading retailers, operating 230 retail housing centers in 28 states. In addition, our homes are sold through over 1,000 independent retail locations that have joined either our Champion Home Center or Alliance of Champions retail distribution networks.

          Through HomePride Finance Corp., our finance business, we provide retailers, builders and developers with access to credit at competitive rates by consolidating significant loan origination volume. Champion Development Corp., our development arm, is one of the nation's leading manufactured housing community developers, with investments in 16 communities in 7 states.

          Champion has approximately 11,000 employees. Our principal executive offices are located at 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326. Our telephone number is (248) 340-9090. Our web site is www.championhomes.net. The information contained on our web site is not incorporated by reference in this prospectus.


                          DESCRIPTION OF COMMON STOCK

          Our authorized capital stock is 120,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, no par value. At July 3, 2001, 47,946,715 shares of common stock and 20,000 shares of Series B-1 Cumulative Convertible Preferred Stock were outstanding. In addition to the summary of our common stock that follows, we encourage you to review our articles of incorporation and bylaws, which we have filed with the SEC.

          Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

          Holders of common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of the preferred stock, holders of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.


                              PLAN OF DISTRIBUTION

          We are registering the 2,425,373 shares of common stock covered by this prospectus for the selling shareholders. We are paying the costs and fees of registering the common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. The shares may be issued to the selling shareholders from time to time upon conversion of our Convertible Promissory Notes.

         The selling shareholders may sell the common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The selling shareholders will sell their common stock through ordinary brokers' transactions.

         In its selling activities, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders.

         The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. The selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling shareholders or any broker-dealer qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Rule 153 of the Securities Act, which may include delivery through the New York Stock Exchange. In conjunction with sales to or through brokers, dealers or agents, the selling shareholders may agree to indemnify them against liabilities arising under the Securities Act.

         In addition to selling their common stock under this prospectus, the selling shareholders may sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

                              SELLING SHAREHOLDERS

         Certain information concerning the selling shareholders is provided below.


                                                                         Shares of Common Stock
                                                                         ----------------------
                                  Present Positions, Offices or         Beneficially
                             Relationships with the Company and its     owned as of       Offered        Percent of
                             Affiliates During the Past 3 Years (1)     date of this      by this       Class owned
           Name              --------------------------------------      Prospectus     Prospectus     after Offering
           ----                                                         -----------     ----------     --------------
                                                                            (2)            (3)             (4)
John Bushman                Consultant                                             0        562,875         0

ICA Group, Inc.             N/A                                                    0        663,869         0

Investment Corp. of         N/A                                                    0        261,503         0
America

Ed Lasater                  President                                          8,334        187,127         *

Roger Lasater               President, Whitworth Management, Inc.                750        120,873         *

Jeff Bushman                Regional Vice President                              125        147,006         *

Gary Chipman                Regional Vice President                              125        103,174         *

Jim Kirk                    Regional Vice President of Homes                     125        101,812         *
                            America of Arizona, Inc.

Harvey Andrews              General Manager                                      125         75,926         *

Brad Bushman                General Manager Wholesale Division                   125         62,664         *

Sandy Tucker                General Manager                                      125         15,665         *

Mike McGinnis               General Manager                                      125         45,943         *

Ben Spector                 General Manager                                      125         28,891         *

Gay Cleary                  General Manager                                    5,225          2,519         *

Andy Lasater                Executive Vice President                             500         24,968         *

Ron Borders                 General Manager                                      125          7,734         *

Eddie Harrison              General Manager                                      125         12,824         *

* Less than 1%

(1) Unless otherwise indicated, the office or position listed is with A-1 Homes Group, Inc., a wholly-owned subsidiary of Champion Enterprises, Inc.

(2) Consists of shares of the Company's common stock beneficially owned by the selling shareholders excluding any shares to be received by the selling shareholders upon conversion into common stock of any payments due to the selling shareholders under the Convertible Promissory Notes.

(3) Assumes conversion into common stock of all of the payments due to the selling shareholders under the Convertible Promissory Notes at a conversion price of $10.72 per share, based upon the average of the high and low reported sales prices of the Company's common stock for July 10, 2001. This conversion price and, therefore, the number of shares of common stock issuable upon conversion of the payments under the Convertible Promissory Notes are subject to adjustment.

(4) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholders under the Convertible Promissory Notes.


                                  LEGAL MATTERS

          Legal matters relating to the validity of the securities being offered by this prospectus have been passed upon for Champion by Dykema Gossett PLLC, Bloomfield Hills, Michigan.

                                     EXPERTS

          The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, Champion Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, in the State of Michigan on July 19, 2001.


                                   CHAMPION ENTERPRISES, INC.




                                   By: *
                                      -----------------------
                                       Name: Walter R. Young
                                       Title: President and Chief Executive
                                              Officer


         Each of the undersigned whose signature appears below hereby constitutes and appoints Walter R. Young and John J. Collins, Jr. and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 19, 2001.




  *                              Chairman of the Board of Directors,
-----------------------------    President and Chief Executive Officer
Walter R. Young                  (Principal Executive Officer)



  *                              Executive Vice President and Chief
-----------------------------    Financial Officer (Principal Financial Officer)
Anthony S. Cleberg




  *                              Vice President and Controller
-----------------------------    (Principal Accounting Officer)
Richard Hevelhorst




  *                              Director
-----------------------------
Robert W. Anestis




  *                              Director
-----------------------------
Selwyn Isakow

  *                              Director
-----------------------------
Ellen R. Levine




  *                              Director
-----------------------------
Brian D. Jellison




  *                              Director
-----------------------------
George R. Mrkonic




  *                              Director
-----------------------------
Carl L. Valdiserri




* /s/ John J. Collins, Jr.
-----------------------------
Attorney in fact







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